      FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 2001
                                           REGISTRATION NO.______________
     =====================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 ____________
                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                  ___________

                              MOORE MEDICAL CORP.
            (Exact name of registrant as specified in its charter)


                   Delaware                                        22-1897821
                   --------                                        ----------
(State or other jurisdiction of incorporation or    (I.R.S. Employer Identification number)
                 organization)


     James R. Simpson, Executive Vice President - Chief Financial Officer
                              Moore Medical Corp.
                             389 John Downey Drive
                        New Britain, Connecticut  06050
                                 860-826-3600
                                 ------------
                       (Address, including zip code, and
                   telephone number, including area code, of
       registrant's principal executive offices and agent for service )


     The Commission is requested to send copies of all communications to:
                           Joseph Greenberger, Esq.
                             111 East 61st Street
                           New York, New York 10021
                                 212-644-0700


  Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
     following box.                                        [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
                                                           [_] ___________

     If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
     statement for the same offering:                      [_] ______________

     If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
     statement for the same offering.                      [_] ______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
     please check the following box:                       [_]

                        CALCULATION OF REGISTRATION FEE
                        -------------------------------

====================================================================================================
    Title of each                            Proposed             Proposed
       class of                              maximum              maximum
  securities to be       Amount to be     offering price per     aggregate            Amount of
     registered           registered        share (1)        offering price       registration fee
----------------------------------------------------------------------------------------------------
    Common Stock,       182,258 shares       $8.65            $1,576,531.70            $445.00
   $.01 par value
====================================================================================================
----------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(c), such price is based on the closing price of the common stock on April 25, 2001 on The American Stock Exchange.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT RESELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING SHAREHOLDERS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED APRIL 27, 2001

                             MOORE  MEDICAL  CORP.
                             389 John Downey Drive
                         New Britain Connecticut 06050
                                 860-826-3600

                                182,258 Shares
                                 Common Stock


     This prospectus relates to 182,258 outstanding shares of our common stock that the five shareholders named in this prospectus may offer and sell from time to time. We issued 50,000 shares to one shareholder and 50,000 shares to another shareholder in two transactions for cash, we issued an additional total of 29,826 shares to two other shareholders as part of the consideration for buying 51% of their business, and we issued a further 26,432 shares to another shareholder as part of the consideration for buying his business. We are registering the offer and sale of these shares to satisfy our contractual obligations to provide the shareholders with freely tradeable shares, and also to register another 26,000 shares previously owned by an affiliate of one of the shareholders.

     We are not offering or selling any shares pursuant to this prospectus. The selling shareholders will receive all the proceeds from sales hereunder, and we will not receive any of the proceeds. We will pay the expenses of the offering. The registration of their shares does not necessarily mean that any of the selling shareholders will offer or sell any of his or its shares. If there are any sales, we do not know when they will occur.

     Our common stock is listed for trading on The American Stock Exchange under the symbol "MMD." We will list the shares that may be offered and sold under this prospectus on The American Stock Exchange. On _____ __, 2001, the closing sales price for our common stock on The American Stock Exchange was $______.

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is__________, 2001

                               TABLE OF CONTENTS

Risk Factors..............................................................    3

The Company...............................................................   13

Use of Proceeds...........................................................   13

Selling Shareholders......................................................   13

Transfer Agent and Registrar..............................................   15

Our Common Stock..........................................................   15

Dividend Policy...........................................................   16

Plan of Distribution......................................................   16

Limitation of Directors' and Officers' Liability; Indemnification.........   17

Legal Matters.............................................................   17

Experts...................................................................   17

Where You Can Find More Information.......................................   18

Incorporation of Certain Documents by Reference...........................   18


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. INFORMATION CONTAINED IN MOORE MEDICAL'S WEB SITES DOES NOT CONSTITUTE PART OF THIS DOCUMENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                                 RISK FACTORS

     You should carefully consider the following risks before making a decision to buy shares of our common stock. The risks described below speak only as of the date of this prospectus, and we may become subject to different risks after that date. If any of the following risks actually occurs, our business and prospects could suffer, the trading price of our common stock could decline, and you could lose all or part of your investment.

OUR STRATEGY IS TO TRANSFORM OURSELVES INTO AN INTEGRATED MULTI-CHANNEL MARKETING AND SALES ENTERPRISE IN WHICH E-COMMERCE PLAYS AN INCREASINGLY IMPORTANT ROLE; WE WILL BE ADVERSELY AFFECTED IF OUR STRATEGY DOES NOT SUCCEED.

     We market and distribute medical and surgical products and, to a lesser extent, pharmaceuticals nationwide on a business-to-business basis to professional healthcare practitioners operating in specialty practice areas in non-hospital settings.

      Historically, we marketed our products mostly through catalogs and by telemarketing. We adopted a strategy in 1999 and updated it in 2000 to transform ourselves into an integrated multi-channel marketing and sales enterprise in which e-commerce plays an increasingly important role. As a result, our business has changed from an offline only model relying on catalogs and telesales into a multi-channeled, offline and online, e-commerce enabled model.

     We are implementing our strategy by, among other things,

     . attracting new customers - and migrating existing customers - to our web sites,

     .    enhancing our e-commerce capabilities,

     . continuing to offer quality catalogs and collateral materials to customers who prefer to make product selections and order offline,

     . building our customer base in specialized professional practice communities, and

     . establishing links from other web sites, to bring their visitors to our sites as new customers.

     Implementing our strategy requires a higher level of expenses and investments than was needed for our offline-alone operations. For our strategy to succeed, it needs to generate adequate revenues to justify the substantial expenses and investments required to implement the strategy by, for example,

     . creating operating economies, for both ourselves and for our customers, by

          .    our transacting more of our marketing and sales online, and

          . our customers transacting more of their product selections and ordering online, and

     . continuing to enhance the utility of our catalogs to our customers, for example by

          . broadening our product offerings to include more items - in addition to medical and surgical supplies and pharmaceuticals - frequently used by healthcare professionals in their practice.

     We cannot assure that our strategy will increase our revenues and income. Our financial performance and position will be adversely affected if it does not.

ALTHOUGH OUR ONLINE REVENUE GROWTH HAS BEEN CONSISTENT WITH OUR STRATEGY'S EXPECTATIONS, THERE MAY BE DEVELOPMENTS WHICH ADVERSELY AFFECT ITS OUTCOME WHICH WE MAY NOT FORESEE.

     We

     .    started an unpromoted web site, with limited features, in 1999,

     .    opened our enhanced web site (www.mooremedical.com) on May 30, 2000,
                                       ----------------------

     . acquired a majority interest in a web site operation serving the podiatry practitioner community (www.Podiatrvonline.com) on June 15,
                                          -----------------------
          2000, and

     . acquired a web site operation serving emergency medical service professionals (www.MERGlnet.com) on July 14, 2000.
                        -----------------

     In the short period since we opened our enhanced web site and the acquisitions, overall our online revenues have grown consistent with our expectations and almost all of our revenues have continued to come from our catalog sales consistent with our strategy. However, we have had limited operating experience as an e-commerce marketer and may not be able to anticipate and prepare for unforseen developments, and we cannot assure you that our strategy will succeed.

PERIOD-TO-PERIOD COMPARISONS OF OUR FINANCIAL RESULTS ARE NOT NECESSARILY MEANINGFUL.

     Because we have had only limited operating experience in e-commerce marketing, our earlier operating history does not necessarily provide meaningful information on which to evaluate our business and prospects. We incurred a net loss of approximately $4,500,000 in 2000, while we had net income of approximately $1,900,000 in the prior year. The results for 2000 reflect a one-time charge of $2,500,000 related to our settlement of a pricing error under a 1991 contract of our former Wholesale Division with a federal agency. Moreover, the results for 2000 reflect higher expenses and investments for our e-commerce transformation strategy than 1999.

     Period-to-period comparisons may not be good indicators of subsequent performance because our revenues and expenses may fluctuate significantly from period too period due to a number of factors, not all of which are in our control. These factors include

     .    the degree of customer acceptance of our web sites,

     .    the fluctuating amounts and irregular timing of some of our

          . operating costs - for example, for sponsoring online banners, developing specialty practice catalogs, recruitment fees, or prospecting online and offline for new customers through mailing lists- and

          . capital expenses for implementing our multi-channel transformation strategy,

     .    technical difficulties or disruptions affecting our web sites,

     . the performance by third parties in connection with the operation of our web sites,

     . the amount and timing of our investments in - or acquisitions of- web sites with a customer base in - or content serving - specialty professional practice communities,

     .    new web sites introduced by our competitors,

     .    price competition, and

     . governmental regulations related to use of the Internet for commerce or to the sale or distribution of medical and surgical supplies or pharmaceuticals.

Therefore, period-to-period comparisons of our financial results are not necessarily meaningful, and you should not necessarily rely on them as an indication of our future performance.

OUR COMMON STOCK HAS BEEN VOLATILE.

     The market price and trading volume of our common stock have fluctuated significantly. During the twelve months ended March 30, 2001, it traded on the American Stock Exchange at a high of $ 11.50 and at a low of $4.25, and on _____ __, 2001 it closed at $___, and its daily trading volume during the period fluctuated between no shares and 236,800 shares traded. The trading price and volume of our stock may continue to be volatile in response to many factors, including:

     .    our reported or anticipated quarterly revenues or operating results;
          and

     .    conditions or trends in the Internet or e-commerce industries.

     In addition, the securities market has experienced extreme price and trading volume fluctuations generally, and the market prices and trading volume of the securities of e-commerce companies have been especially volatile. These broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual revenues or operating performance.

OUR WEB SITES ARE SUBJECT TO DISRUPTION.

     Any system failure that causes a disruption in the operation of our web sites or a decrease in their responsiveness reduces customer traffic and sales. Our web sites have, on occasion, experienced interruptions that have made them unavailable for short periods, slowed their response time, and prevented us from efficiently fulfilling orders, and these types of problems may occur in the future.

     We rely on a third party and its computer server infrastructure to host our online network under a contractual arrangement which terminates on December 31, 2001. To minimize the risk of disruption, we plan to use a second hosting provider, in a parallel with our current provider, during the last several months of the contractual arrangement. We are enlarging our in-house information technology staff, and are evaluating other hosting services as potential successors to our present hosting provider. We run the risk that the transition of our online systems to another hosting service may not be achieved without disruptions, or in a timely and cost effective manner. The transition could also require us to incur substantial expenses to modify or adapt our software and infrastructure.

WE ARE SUBJECT TO ONLINE SECURITY BREACH RISKS.

     Our web sites are vulnerable to security breaches and similar threats, including from break-ins, network attacks, computer viruses and similar disruptive problems. Inappropriate use of our network by third parties could jeopardize the security of confidential information stored in our computer systems. Security problems caused by third parties could also lead to interruptions and delays or to the cessation of service to our customers. Although we have had no significant online security problems, the costs and resources required to alleviate such problems, if they should occur, may be significant, and could hurt our revenues and results of operations.

WE MAY NOT BE ABLE TO KEEP UP WITH RAPIDLY CHANGING TECHNOLOGICAL AND INTERNET DEVELOPMENTS.

     E-commerce markets are characterized by rapid technological change, changing industry standards, and changes in customer preferences and requirements. Privacy concern developments may affect us. We may not be able to keep up with these changes, and if we do not our business will be harmed. These changes could render our web sites, operational infrastructure and operating practices obsolete. They could require us to incur substantial expenses to modify or adapt our sites, infrastructure and practices. To be successful, we must anticipate and respond to the changes, which we may not accomplish in a timely and cost effective manner or may not be within our financial or technical resources. Many of our competitors have substantially more resources to develop technology solutions.

     The future success of our web sites will depend, in part, on our ability to track the behavior of visitors on our sites so that we can effectively market our products and services to them. The adoption of new federal or state laws or regulations that restrict our ability to assemble and use information about our web sites' visitors could hurt our business. Moreover, Internet users may avoid web sites which track their online behavior. If this occurred on a widespread basis, it could hurt our business.

COMPETITION FOR QUALIFIED PERSONNEL IS INTENSE.

     We are substantially dependent on the continued services of our executive officers, Linda M. Autore, our chief executive officer, Chad Roffers. our chief marketing and sales officer since September 2000, Jerry Flasz, our chief information systems and technology officer since January 2001, and James Simpson, our chief financial officer since March 2001, and other key employees. In addition, the principals of our majority-owned Podiatry Online subsidiary, Dr. Michael Shore and Dr. Alan Sherman, and the founder of our MERGInet operation, Mr. Richard Bilger, have substantial experience in developing content for our www.Podiatryonline.com and www.MERGlnet.com sites. We found that we
        -------------------------------------------
needed to make contractual employment commitments to attract experienced executive talent. Ms. Autore, Mr. Roffers, Mr. Flasz and Mr. Simpson have employment contracts with us until December 31, 2002, Drs. Shore and Sherman have consulting contracts with our Podiatry Online subsidiary until June 15, 2002, and Mr. Bilger's personal consulting company has a consulting contract with us until July, 15, 2002. Each of these individuals has specialized knowledge and skills. As a result, if any leaves us we could face substantial difficulty in hiring a qualified successor, and until a successor is employed and gains the requisite experience with us, we could suffer a loss in effectiveness.

     We will also need to hire additional personnel. The competition for qualified personnel is intense, and placement fees are expensive. If we do not succeed in attracting qualified new personnel, or retaining and motivating existing personnel, our business will be adversely affected.

WE ARE SUBJECT TO ONLINE CREDIT CARD FRAUD RISKS.

     To securely receive and transmit confidential information, such as customer credit card numbers, we rely on encryption and authentication technology that we license from third parties. Since our activities or those of our third party contractors involve the storage and transmission of credit card numbers or other confidential information, security breaches could damage our reputation, result in the fraudulent use of credit card data, and expose us to losses or litigation and possible liability. Under current credit card practices, a merchant is liable for fraudulent credit card transactions where, as is the case with our online transactions with our customers, it does not obtain a cardholder's signature.

INTELLECTUAL PROPERTY CLAIMS AGAINST US CAN BE COSTLY.

     We cannot predict whether others will assert claims of infringement against us. Since we employ software and other technology for our online operations and provide informative messages, articles and other content on our web sites, we may face claims and potential liability for copyright, patent or other intellectual property right infringement, invasion of privacy, defamation, and the like. In addition, although we have had no material claims of unauthorized duplication or distribution of third-party content, we may in the future become subject to liability for such unauthorized use, or for information collected from and about our users. If we are forced to defend against any of these or similar claims, we may face costly litigation, diversion of technical and management personnel, and delays. We may also have to develop non-infringing technology or content or enter into royalty or licensing agreements. These agreements, if required, may not be available on terms acceptable to us, or not at all. It would adversely affect us if there were a successful claim of infringement against us and we were unable to develop non-infringing technology or content or to license the infringed or similar technology on a timely and acceptable basis.

WE MAY BECOME SUBJECT TO ADDITIONAL GOVERNMENTAL REGULATION OF THE INTERNET.

     The law of the Internet remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws, such as those governing intellectual property, privacy, libel, contracts and taxation, apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business.

CONTRACTING-OUT FUNCTIONS HAS RISKS.

     Our transformation strategy includes concentrating on our core marketing strengths, through offline and online channels, and placing greater reliance on contracting-out selected functions on which our business is dependent, as opportunities may arise. To date, we have contracted with a print-order management service for of its bidding and management of catalog print jobs. We have had limited experience in contracting-out operations, and we may not be able to control the performance of an outside source - over whom we have less control than our own employees - to as great an extent as we are able to direct our own employees. The potential loss of some control over contracted-out functions may lead to performance or cost issues which we may be unable to anticipate and plan for.

WE MAY BE SUBJECT TO NEW SALES TAX COLLECTION OBLIGATIONS.

     We do currently collect sales taxes for shipments into Connecticut, Illinois, Florida and California, the states in which our distribution centers are located, and in about ten other states where we may meet sales tax guidelines. However, a jurisdiction in which we do not collect sales tax may seek to impose collection obligations on us or try to hold us liable for non-collections. It could adversely affect us if a jurisdiction in which we do not collect sales tax or a foreign country successfully asserts that we should have collected sales. In addition, a federal moratorium under the 1998 Internet Tax Freedom Act on newly legislated sales taxes on interstate online purchases presently expires on October 1, 2001. We are not able to predict whether there will new legislation and, if so, whether it will impose new sales tax payment and collection obligations on online purchases and sellers. If the moratorium expires without new legislation or if new legislation imposes a sales tax on Internet transactions, it may lessen an advantage now thought to be enjoyed by some online purchasers, diminish or eliminate what some regard as an advantage enjoyed by online sellers, and place new administrative burdens on online sellers.

THE HEALTHCARE PRODUCTS DISTRIBUTION BUSINESS IS INTENSELY COMPETITIVE.

     We compete with numerous other companies, including several major manufacturers and distributors. Many of our competitors have greater financial and other resources than we have, and they may be able to thereby exploit opportunities and adjust to unforseen developments better than us. The recently enacted Medicine Equity and Drug Act will let wholesalers and pharmacists import drugs made domestically and shipped abroad, if and when the Secretary of Health and Human Resources certifies safety and cost effectiveness. Such federal legislation may in the future enable certain domestic consumers to order pharmaceuticals from sources abroad where drugs are cheaper because of governmental price controls, and this may undercut demand from domestic distributors such as ourselves. In addition, our products are available from many other sources, and our customers tend to have relationships with several distributors.

CUSTOMER CONSOLIDATIONS WILL CONTINUE TO PUT PRESSURE ON OUR REVENUES BY LIMITING OUR PRICING FLEXIBILITY.

     As more healthcare practices consolidate into larger and more geographically spread organizations, and with the development of large, sophisticated buying groups, we expect that there will continue to be a growing number of large customers who will require their distributor of choice to be able to offer intensely competitive prices, more rapid delivery, and new services. We cannot assure that we will be able to compete aggressively.

COMPETITION HAS INTENSIFIED AS A RESULT OF DISTRIBUTOR CONSOLIDATIONS AND NEW ONLINE ENTRANTS.

     Consolidations among healthcare products distributors through acquisitions, mergers and joint ventures could afford competitors product procurement cost advantages and the ability to lower prices, as well as economies of scale, which could enable them to increase their market position and materially adversely affect our revenues and operating results. In addition, the emergence of new online competitors seeking to establish and expand their market position by providing aggressive pricing, rapid delivery and new services could materially adversely affect our revenues and operating results.

DECREASING RELIANCE ON DISTRIBUTORS, AS MANUFACTURERS ESTABLISH DIRECT SALES CHANNELS.

     Drug manufacturers have attempted to increase their revenues by responding to pressures to cut healthcare product costs by reducing product movement through distributors, in an effort to reduce distribution channel expenses. They have introduced Internet-based technologies, which give them the ability to sell directly to end-users online. As a result, we and other independent healthcare distributors could experience a declining share of the healthcare products market.

CHANGES IN THE AVAILABILITY OR SALEABILITY OF PRODUCTS COULD AFFECT US.

     Distributors in the healthcare products industry have, on occasion, experienced excess inventories of particular products and, on other occasions, shortages in the availability of particular products. We have marked down our inventory of a product when, for example, it became difficult to sell based on our cost because a lower cost alternative was introduced. Shortfalls in supply may result from a raw materials shortage, interruption in a manufacturer's regulatory compliance, or a manufacturer's misestimation of market requirements. In the third quarter of 2000, there was a shortage in the availability of flu vaccine, as a result of a lower production yield than had been anticipated by the manufacturer. Our lost revenues arising from a product's unavailability may not be made up in subsequent periods, when it becomes more readily available.

OUR OPERATIONS ARE SUBJECT TO SIGNIFICANT GOVERNMENTAL REGULATION.

     Our business is subject to requirements under various federal, state and local laws and regulations applicable to the distribution of pharmaceuticals and medical devices. Among the federal laws with which we must comply are the Federal Food, Drug, and Cosmetic Act, the Prescription Drug Marketing Act of 1987, the Controlled Substances Act, and other laws.

     The Food, Drug, and Cosmetic Act generally regulates the introduction, manufacture, advertising, labeling, packaging storage, handling, marketing and distribution of, and record keeping for, pharmaceuticals and medical devices shipped in interstate commerce. The Prescription Drug Marketing Act of 1987 requires a distributor who sells drugs for resale (as we do) to be registered with a federal agency or licensed by each state in which it conducts business, in accordance with federally established guidelines on storage, handling and record maintenance. A federal "anti-kickback"statute prohibits the payment of remuneration to induce the purchase of items reimbursable under federally funded healthcare programs such as Medicare and Medicaid. Under the Controlled Substances Act, we, as a distributor of pharmaceuticals some of which are regarded as controlled substances, are required to register with a governmental agency in accordance with regulations, and we are subject to inspection by the federal Drug Enforcement Agency.

     Our violation of these laws or related regulations could cause a suspension or interruption of our pharmaceutical or medical device distribution operations, and could subject us to civil and criminal penalties. Our management believes that we are in material compliance with these laws and regulations, and that we have all permits and licenses needed under them.

CHANGES IN LEGISLATION OR INSURANCE PROGRAMS COULD ADVERSELY AFFECT US.

     The healthcare products industry has changed significantly in recent years in response to pressures to reduce the cost of healthcare products and services. These changes included reductions in governmental support of healthcare products and services, changes in legislation and regulations governing the delivery or pricing of healthcare products and services, and increased use of managed care. These changes have pressured healthcare practitioners to economize on their costs by reducing the prices they are willing to pay for our products. These trends have adversely affected us by inhibiting our flexibility in setting prices for our products. We expect the healthcare products distribution industry to continue to change significantly as a result of continuing governmentally directed or influenced cost reduction pressures. We cannot predict whether any further changes in legislation, regulations or insurance programs will occur or what effect they might have on us.

DISRUPTIONS IN OR COST INCREASES FOR SERVICES ON WHICH WE ARE DEPENDENT CAN ADVERSELY AFFECT OUR OPERATING RESULTS.

     Shipping is a significant expense in the operation of our business. We ship almost all of our U.S. orders by United Parcel Service and typically bear the cost of shipment. Accordingly, any significant increase in shipping rates, resulting, for example, from increased fuel costs, could have an adverse effect on our operating results. Similarly, strikes or other service interruptions by truckers could cause our operating expenses to rise and adversely affect our ability to deliver products on a timely basis.

OUR SHAREHOLDER RIGHTS PLAN MAY DISCOURAGE THIRD PARTY OFFERS TO ACQUIRE US.

     On November 18, 1998, our Board of Directors adopted a Shareholder Rights Plan ("Rights Plan) and declared a dividend under the Rights Plan of one Right on each outstanding share of the common stock. The Rights, which are designed to guard against attempts to take us over at prices that do not reflect full value, or which are conducted in a manner or on terms not approved by our Board as being in our shareholders' best interests, may make it more difficult for a third party to acquire us.

     The Rights Plan is similar to shareholder rights plans which have been adopted by many public companies. The Rights provide, in substance, that should any person or group acquire 15% or more of our common stock, each Right, other than Rights held by the acquiring person or group, would entitle its holder to purchase a specified number of the shares of common stock for 50% of their then-current market value. Unless a 15% acquisition has occurred, the Rights may be redeemed by us at any time. The right to purchase shares at a discount would not be triggered by a tender or exchange offer for all our outstanding shares at a price and on terms that our

Board determines to be adequate and in the best interests of our shareholders. The Rights will expire on November 17, 2009, unless earlier redeemed by us as described above.

OUR CHANGE OF CONTROL PROVISIONS MAY ALSO DISCOURAGE THIRD PARTY OFFERS TO ACQUIRE US

     We have a "Change of Control/Change of Position Plan" which entitles some of our executives to severance payments if there should be both a "change of position" (as defined in the Plan) following a "change in control" (as defined). Generally, a "change of control" entails a change, not approved by our Board, of 50% or more in ownership of our common stock or in the composition of the majority of our Board, and a "change in position" entails either our terminating a participant's employment or the participant terminating his or her employment after a change in his or her duties. The Plan expires on December 31, 2002. Our four senior executive officers and one Vice President are presently participants under the Plan. The total maximum amount of severance payments that we would be required to pay to those five executives on a change of control and changes of positions is $1,037,500. In addition, some of the stock options we have granted contain change of control provisions which may accelerate the vesting of otherwise unexercisable installments of the options. At present, 82,500 shares of our common stock could become exercisable because of a change of control. The change of control/position provisions, which are designed to help us attract and retain talent by cushioning the effect that a change of control might have on their careers or positions, may make it more expensive for a third party to acquire us.

YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE INTO THE PROSPECTUS.

     This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that involve risks and uncertainties. Forward-looking statements include, among other things, the information concerning our possible future results of operations, our business strategies, Internet-related developments, our plans for online growth, our competitive position and the effects of competition, changes in distribution patterns, and changes in technology. All statements about our plans or anticipations for the future or that are not statements of historical facts are forward-looking statements. Words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions also identify forward-looking statements. You should not place undue reliance on these statements. Our actual results could differ materially from those anticipated in these statements for many reasons, including those described above.

                                  THE COMPANY

     We are a multi-channel, Internet-enabled marketer and distributor of healthcare products, on a business-to-business basis, to approximately 100,000 healthcare practitioner customers operating in non-hospital settings. We serve, in addition to physicians and surgeons, podiatrists, emergency medical technicians, schools and colleges, correctional facilities, municipalities and occupational/industrial physicians and nurses. We ship nationally from our distribution centers in Connecticut, Florida, Illinois and California. Most customers buy our products for use in their healthcare practices, rather than for resale. We market our products

     . offline, through catalogs, other direct mail literature, telesales, and a small field sales force, and

     .    online, through mooremedical.com, our most comprehensive web site,
                          ----------------
          Podiatryonline.com, our 51%-owned web site for podiatry practitioners,
          ------------------
          and MERGlnet.com, our web site for emergency medical services
              ------------
          providers.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale by the selling shareholders of shares of our common stock. We have agreed to bear certain expenses relating to the registration of the shares of common stock registered pursuant to the registration statement of which this prospectus is a part.

                             SELLING SHAREHOLDERS

     The shareholders entitled to offer and sell shares under the registration statement of which this prospectus is a part acquired their shares as follows:

     . Asset Management Partners acquired 50,000 shares from us pursuant to a Stock Subscription Agreement dated February 28, 2000 in which we agreed to register those shares.

     . Richard Bilger acquired 26,432 shares from us pursuant to a Purchase Agreement dated July 14, 2000 under which we bought MERGInet Medical Resources and agreed to register those shares.

     . Dr. Alan Sherman and Dr. Michael Shore each acquired 14,913 shares from us pursuant to a Stock Purchase Agreement dated June 15, 2000 under which we bought 51% of Podiatry Online, Inc. and agreed to register those shares; in the Purchase Agreement; we also agreed to buy the 49% balance on June 15, 2002.

     . Vantage Venture Partners, LP acquired 50,000 shares from us pursuant to a Stock Subscription Agreement dated February 28, 2000 in which we agreed to register those shares, as well as an additional 26,600 shares which Christopher W. Brody (the Chairman of Vantage Partners LLC, the general partner of Vantage Venture Partners, LP) had previously acquired in publicly traded transactions.

     The following table sets forth the names and addresses of the selling shareholders and the number of shares of common stock and percentage of outstanding shares of common stock beneficially owned by each as of March 30, 2001. Since we do not know how many shares, if any, the selling shareholders will sell in an offering under this prospectus, we do not know the number of shares or percentage of outstanding that will be beneficially owned by them after the offering.

                                      Shares Beneficially              Shares
                                   Owned Prior to Offering            Offered
                                   ---------------------------        --------
Name and Address                      Number          Percent
----------------                   -------------      --------
Asset Management Partners                 50,000        1.6%           50,000
 2275 East Bayshore Road
 Palo Alto, CA 94303

Richard Bilger                            26,432        /(1)/          26,432
 c/o MERGInet Medical Resources
 217 5/th/ St. South
 Walker, MN 56484-1286

Christopher W. Brody                     210,000/(2)/   6.7%/(2)/      26,600
 c/o Vantage Partners, LLC
 610 Fifth Ave., 7/th/ floor
 New York, NY 10020

Dr. Alan Sherman                          14,913        /(1)/          14,913
 c/o Podiatry Online, Inc.
 5210 Linton Boulevard
 Delray Beach, FL 33484

Dr. Michael Shore                         14,913        /(1)/          14,913
 c/o Podiatry Online, Inc.
 5210 Linton Boulevard
 Delray Beach, FL 33484

Vantage Venture Partners, LP              50,000        1.6%/(2)/      50,000
 c/o Vantage Partners, LLC
 610 Fifth Ave., 7/th/ floor
 New York, NY 10020

________________
(1)  Less than 1% of our outstanding common stock.

(2) Mr. Brody directly owns 160,000 of these shares and Vantage Venture Partners, LP directly owns 50,000 of these shares. As Chairman of Vantage Partners, LLC, the sole general partner of Vantage Venture Partners, LP, Mr. Brody beneficially owns such 210,000 shares. Vantage Venture Partners, LP acquired its 50,000 shares as restricted securities directly form us pursuant to a February 28, 2000 Subscription Agreement. We agreed, in the Subscription Agreement, to register the 50,000 shares under this prospectus, and to also register an additional 26,600 shares owned directly by Mr. Brody which he had acquired as publically traded shares. The balance of the 133,400 shares owned directly by Mr. Brody were acquired by him as publically traded shares after the date of the Subscription Agreement. The shares owned directly by Mr. Brody include 10,000 shares which are subject to a purchase right held by a third party with whom we have no affiliation. Mr. Brody became a director of ours in March 2000.

                         TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company. Its address is 44 Wall Street, New York, New York 10038, and its telephone number is 212-936-5100.

                               OUR COMMON STOCK

     Our certificate of incorporation authorizes us to issue up to 10,000,000 shares of common stock, $.01 par value. As of March 30, 2001, 3,153,943 shares of common stock were issued and outstanding, and an additional 92,096 shares of our common stock were issued and held as treasury shares. Our certificate of incorporation also authorizes us to issue up to 1,000,000 shares of Class C preferred stock, in such classes and with such rights and privileges as may be designated by our Board of Directors. Our Board has designated 35,000 shares of such preferred stock as Series I Junior Preferred Stock, pursuant to our Shareholder Rights Plan.

     Subject to the rights of the holders of preferred stock, the holders of common stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to share pro rata in any dividends which may be declared from time to time by our Board of Directors and in any distributions on liquidation.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividend. We currently expect to retain future earnings, if any, to finance the growth and development of our business. Our present loan agreement restricts us from paying dividends.

                             PLAN OF DISTRIBUTION

     The distribution of the shares of common stock by the selling shareholders may be made from time to time by the selling shareholders directly or through one or more brokers, agents, or dealers in one or more transactions (which may involve crosses and block transactions) on the American Stock Exchange or other exchanges on which our common stock may become listed, pursuant to and in accordance with the rules of those exchanges, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to prevailing market prices or at negotiated prices. The selling shareholders may sell the shares from time to time. They will act independently of us in making decisions with respect to the timing, manner and size of each sale.

In the event that one or more brokers, agents or dealers agree to sell the shares, they may do so by purchasing shares as principals or by selling shares as agents for the selling shareholder. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resale. The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may lend or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

     We have advised the selling shareholders that they and any brokers, dealers or agents who effect a sale of the shares offered by this prospectus are subject to the prospectus delivery requirements of the Securities Act of 1933. We have advised the selling shareholders that in the event of a "distribution" of its shares, the selling shareholders and any broker, agent or dealer who participates in the distribution may be subject to applicable provisions of the Securities Exchange Act of 1934 and its rules and regulations, including Regulation M.

     We will bear all expenses of the offering of the shares, except that each selling shareholder will pay any applicable underwriting fees, discounts or commissions and transfer taxes, if any, as well as the fees and disbursements of his or its own counsel and experts.

       LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY; INDEMNIFICATION

     Our certificate of incorporation requires that we indemnify our directors and officers to the fullest extent provided by the Delaware General Corporation Law. That Law does not permit a provision in a corporation's certificate of incorporation that would eliminate a director's liability (i) for a breach of his or her duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for any unlawful payment of a dividend or unlawful stock repurchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. While our certificate of incorporation provision provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate the duty. Accordingly, it will have no effect on the availability of equitable remedies, such as an injunction or rescission based on a director's breach of his or her duty of care. The statutory provisions apply to an officer of a corporation only if he or she is a director of the corporation and is acting in his or her capacity as director, and do not apply to the officers of the corporation who are not directors. There is no pending litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

     The legality of the shares being offered hereby will be passed on for us by our general counsel, Joseph Greenberger, 111 East 61/st/ Street, New York, New York 10021. Mr. Greenberger owns 4,350 shares of our common stock.

                                    EXPERTS

     PricewaterhouseCoopers, LLP, independent auditors, have audited the consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 30, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance upon PricewaterhouseCoopers, LLP's report, given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual reports on Form 10-K, quarterly reports on Form 10-Q, proxy statements on Schedule 14A, and may file current reports on Form 8-K and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices at Seven World Trade Center, 13/th/ Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Securities and Exchange Commission also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission (http://www.sec.gov). In addition, our common
                                    ------------------
stock is listed on the American Stock Exchange, and similar information concerning Moore Medical Corp. can be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

     We have filed a registration statement of which this prospectus is a part and related exhibits with the Securities and Exchange Commission under the Securities Act of 1933. The registration statement contains additional information about us. You may inspect the registration statement and exhibits without charge at the office of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the Securities and Exchange Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the Securities and Exchange Commission, modifies or replaces this information.

     We incorporate by reference the following documents we have filed with the Securities and Exchange Commission:

     . our annual report on Form 10-K for our fiscal year ended December 30, 2000;

     . our registration statement on Form 8-A filed (under the name Optel Corporation, our former corporate name) on May 17, 1985, and our registration statement on Form 8-A filed on December 30, 1998; and

     . all documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering.

     To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in a document), please write to us at Moore Medical Corp., 389 John Downey Drive, New Britain Connecticut, 06050, Attention: Investor Relations, call us at 860-826-3600 and ask for Investor Relations at extension 3629, or contact us by e-mail to www.IR@mooremedical.com.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee                $445.00
Printing expenses                                                  $     *
Legal fees and expenses                                            $     *
Accounting fees and expenses                                       $     *
Miscellaneous                                                      $     *
                                                                   -------
           Total                                                   $     *


-------
* To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article Ninth of our Certificate of Incorporation provides for indemnification of directors and officers to the fullest extent permissible under Delaware law.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


 Exhibit Number        Description               Incorporated by Reference to,
 --------------        -----------               ----------------------------
                                                       or Filed Herewith
                                                       -----------------
Exhibit 3.1       Certificate of Incorporation   Exhibits 3.1 to Form 10-K for
                                                 1980; Form 10-Q for the second
                                                 quarter of 1985; Form 10-K for
                                                 1987; Form 10-K for 1998; and
                                                 Exhibit 3.4 to Form 10-Q for
                                                 third quarter of 2000

Exhibit 3.2       Certificate of Designation     Exhibit 3 to Form 8-K filed
                                                 December 30, 1998

Exhibit 3.3       By laws                        Exhibits 3.3 to 10-K for 1980;
                                                 Form 10-K for 1989; and Form
                                                 10-K for 1998

Exhibit 3.4    Rights Agreement between the               Exhibit 4 to Form 8-K
               Company and American Stock                 filed December 30, 1998
               Transfer & Trust Co., dated
               November 18, 1998

Exhibit 5      Opinion and consent of Joseph              Filed herewith
               Greenberger

Exhibit 23.1   Consent of                                 Filed herewith
               PricewaterhouseCoopers LLP


        All financial schedules are omitted because they are inapplicable or have been previously included in a filing with the Commission.

ITEM 17. UNDERTAKINGS

      (a) The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registrations statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of these securities being registered which remain unsold at the termination of the offering thereof.

         (b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, when applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Britain, State of Connecticut, on April 25, 2001.

                                       MOORE MEDICAL CORP.



                                          /s/ Linda M. Autore
                                       By_______________________________________
                                            Linda M. Autore
                                             President (Chief Executive Officer)


                                          /s/ James R. Simpson
                                       By_______________________________________
                                            James R. Simpson
                                             Executive Vice President -
                                             Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

 /s/ Linda M. Autore                                             Director               April 25, 2001
_____________________________________________________         ------------------        ---------------
         Linda M. Autore                                          (Title)                    (Date)



 /s/ Christopher W. Brody                                        Director               April 23, 2001
_____________________________________________________         ------------------        ---------------
         Christopher W. Brody                                     (Title)                     (Date)



                                                                 Director
_____________________________________________________         ------------------        --------------
         Steven Kotler                                            (Title)               (Date)



 /s/ Robert H. Steele                                            Director               April 23, 2001
_____________________________________________________         ------------------        ---------------
         Robert H. Steele                                         (Title)               (Date)



 /s/ Peter Sutro                                                 Director               April 21, 2001
_____________________________________________________         ------------------        --------------
         Peter Sutro                                              (Title)               (Date)



                                                                 Director
_____________________________________________________         ------------------        --------------
         Wilmer J. Thomas, Jr.                                    (Title)               (Date)



                                                                 Director
_____________________________________________________         ------------------        --------------
         Dan K. Wassong                                           (Title)               (Date)

                                POWER OF ATTORNEY

         Each of the undersigned hereby constitutes and appoints Linda M. Autore and James R. Simpson as his or her true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his or her stead, in any and all capacities, to sign on his or her behalf the registration statement on Form S-3 in connection with the sale by the selling shareholders of offered securities, and to execute any amendments thereto (including post-effective amendments) or certificates that may be required in connection with the registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and granting unto said attorneys-in-fact and agents, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, jointly and severally, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     /s/ Linda M. Autore                          /s/ Christopher W. Brody
_____________________________________       ____________________________________
         Linda M. Autore                              Christopher W. Brody
         Date: April 25, 2001                         Date: April 23, 2001

                                                  /s/ Robert H. Steele
_____________________________________       ____________________________________
         Steven Kotler                                Robert H. Steele
         Date:                                        Date: April 23, 2001


     /s/ Peter Sutro
_____________________________________       ____________________________________
         Peter Sutro                                  Wilmer J. Thomas, Jr.
         Date: April 21, 2001                         Date:


_____________________________________
         Dan K. Wassong
         Date:

                                 EXHIBIT INDEX


INDEX TO EXHIBITS

Exhibit Number                       Description                   Page No.
--------------                       -----------                   --------
Exhibit 5            Opinion and consent of Joseph Greenberger     Ex-1

Exhibit 23.1         Consent of PricewaterhouseCoopers LLP         Ex-2
